Exhibit 10.3
OLD NATIONAL BANCORP
AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (including any and all Appendices hereto, this “Award Agreement”), made and executed as of March 1, 2024 (the “Grant Date”), between Old National Bancorp, an Indiana corporation (the “Company”), and [[FIRSTNAME]] [[LASTNAME]] an officer or employee of the Company or one of its Affiliates (the “Participant”).
WITNESSETH:
WHEREAS, the Company has adopted the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan, as amended (the “Plan”), to further the growth and financial success of the Company and its Affiliates by aligning the interests of participating officers and key employees (“participants”) more closely with those of the Company’s shareholders, to provide participants with an additional incentive to excel in performing services for the Company and its Affiliates and to promote teamwork among participants; and
WHEREAS, it is the view of the Company that this goal can be achieved by granting shares of Company Common Stock (“Shares”) in the form of restricted stock (“Restricted Stock”) to eligible officers and other key employees; and
WHEREAS, to incentivize the Participant’s future development and further the success of the Company, the Participant has been designated as an individual to whom Restricted Stock should be granted;
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, the Company and the Participant agree as follows:
1.    Award of Restricted Stock; Establishment of Initial Book Entry Account
The Company has approved an award to the Participant of [[SHARESGRANTED]] Shares of Restricted Stock (such Shares of Restricted Stock covered by this Award Agreement being referred to as the “Restricted Shares”), subject to the terms and conditions of this Award Agreement and the Plan (with all capitalized terms used in this Award Agreement and not otherwise defined herein having the respective meanings assigned to them in the Plan). Within a reasonable time after the Participant’s signed acceptance of this Award Agreement, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in the name of the Participant and effective as of the Grant Date; provided, however, that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with this Award Agreement. Without limiting the generality of the foregoing proviso, the book entry account maintained in the Participant’s name shall bear an appropriate notation, similar to the restrictive legend on any certificates representing Restricted Shares contemplated by Section 8.04(c) of the Plan and to the effect that the Restricted Shares included therein are subject to the restrictions of this Award Agreement and the Plan as well as applicable securities laws. The Company may instruct its transfer agent to impose stop transfer instructions with respect to any unvested Restricted Shares in such account.
2.    Period of Restriction; Vesting
The Period of Restriction relating to the Restricted Shares shall begin on the Grant Date and lapse, except as otherwise provided in Sections 3 and 4 of this Award Agreement, as follows:

Period of Restriction Lapse Date	Percent of Restricted Shares Awarded
March 1, 2025	33.3%
March 1, 2026	33.3%
March 1, 2027	33.4%

Except as otherwise provided in Sections 3 and 4 of this Award Agreement, Restricted Shares shall vest only if the Participant remains in the continuous employment of the Company or any of its Affiliates through the Period of Restriction Lapse Date applicable to such Restricted Shares as identified in the table above.
3.    Change in Control
If a Change in Control of the Company occurs after the Grant Date, Article XVI of the Plan shall govern the disposition of Restricted Stock awarded under this Award Agreement.

4.    Termination of Service
(a) Death, Disability or Retirement. Notwithstanding any other provision of this Award Agreement, in the event of the Participant’s Termination of Service due to death, Disability or Retirement, the following shall apply:
(i) If the Participant’s Termination of Service is due to death, the Period of Restriction shall lapse, effective as of the date of death.
(ii) If the Participant’s Termination of Service is due to Disability or Retirement (as such terms are defined in the Plan and, for Retirement, shall require having completed at least five years of service with the Company and attainment of age fifty-five), he or she shall continue to be treated as a Participant and the Period of Restriction shall lapse at the time(s) specified in Section 2 of this Award Agreement; provided, however, that if, following any such Termination of Service due to Disability or Retirement, the Participant dies prior to the end of the Period of Restriction, then the provisions of subsection (a) of this Section 4(a)(i) shall apply.
(b) Termination without Cause or Good Reason: If the Participant’s Termination of Service is without Cause or for Good Reason (as such terms are defined in the Plan, with either such Termination referred to in this Section as an “Involuntary Termination”) and the Participant executes and delivers to the Company the applicable release and severance agreement related to such Termination, then the Period of Restriction will terminate, and all continuing employment/service restrictions will lapse, as of the effective date of the Involuntary Termination, but only with respect to a pro-rata portion (as determined in this Section) of the unvested Restricted Shares. The pro-rata portion of shares which would vest to become Vested Restricted Shares under this Section (if the aforementioned conditions are met) shall equal (A) the total number of Restricted Shares provided under Section 1 of this Award Agreement multiplied by a fraction for which the numerator is the number of whole months from the Grant Date to the date of the Involuntary Termination and the denominator is the number of whole months from the Grant Date to the final scheduled vesting date (the final Period of Restriction Lapse Date) set forth in Section 2, minus

(B) the number of Restricted Shares which have vested under Section 2 prior to the date of the Involuntary Termination. The pro-rata portion of the Restricted Shares which become vested pursuant to this Section 4(b) shall remain subject to the terms and conditions of this Award Agreement (including Sections 8 and 10), and all Restricted Shares covered by this Award Agreement which remain unvested after application of this Section 4(b) shall be forfeited by the Participant as of the effective date of the Involuntary Termination. Notwithstanding the foregoing terms of this Section 4(b), if the Participant who experiences an Involuntary Termination otherwise qualifies for Retirement (as defined in the Plan and provided in Section 4(a)(ii) of this Award Agreement) at the time of such Involuntary Termination, the Retirement provisions in Section 4(a)(ii) shall apply instead of this Section 4(b).
(c) Forfeiture. Unless otherwise determined by the Committee in its sole discretion, subject to and consistent with the Plan, in the event of the Participant’s Termination of Service for any other reason, the Restricted Shares as to which the applicable Period of Restriction has not lapsed shall be forfeited effective as of the date of the Participant’s Termination of Service.
5.    Dividends on Restricted Stock
From and after the Grant Date and the establishment of the book entry account representing the Restricted Shares pursuant to Section 1 of this Award Agreement, the Participant shall be entitled to receive any per Share cash dividends paid by the Company with respect to the Restricted Shares covered by this Award Agreement and remaining outstanding (that is, not previously forfeited by the Participant), even though the Period of Restriction with respect to some or all of such Restricted Shares has not then lapsed. Any stock dividends paid with respect to any such Restricted Shares during the same period shall be (a) added to the Restricted Shares account maintained by the Company’s transfer agent in the Participant’s name (as provided in Section 1 hereof), and (b) subject to all of the terms and conditions of this Award Agreement and the Plan, including the same restrictions set forth herein as applicable to the underlying Restricted Shares on which they are paid.
6.    Voting Rights
From and after the Grant Date and the establishment of the book entry account representing the Restricted Shares pursuant to Section 1 of this Award Agreement, the Participant may exercise full voting rights with respect to all Restricted Shares covered by this Award Agreement, including any Restricted Shares remaining subject to any applicable Period of Restriction.
7.    Participant’s Investment Representations
The Participant shall provide any investment representations requested by the Company before the issuance of any Restricted Shares pursuant hereto or any release to the Participant of Vested Restricted Shares (as defined and described in Section 10(a) of this Award Agreement).
8.    Income and Employment Tax Withholding
As described in Section 15.02 of the Plan, prior to the release to the Participant of any Vested Restricted Shares, the Company shall have the right to have the Participant satisfy all required federal, state, city and local income and employment taxes required to be withheld on the lapse of the Period of Restriction. In order to satisfy such withholding obligations, the Participant shall be deemed to have elected to have the Company withhold Shares that otherwise would be released to the Participant upon vesting pursuant to Section 10 of this Award Agreement, unless before such vesting the Company and the Participant have agreed to an alternative tax withholding means permitted by the Plan. The Fair Market Value of the Shares to be so withheld shall equal to the dollar amount of the Company’s aggregate withholding tax obligations, calculated on the day the Period of Restriction ends.
9.    Nontransferability
Until the end of the Period of Restriction, the Restricted Shares cannot be (i) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution, or (ii) subject to execution, attachment, or similar process. Any attempted or purported transfer of Restricted Shares in contravention of this Section 9 or the Plan shall be null and void ab initio and of no force or effect whatsoever. Following the execution of this Award Agreement, the Participant may expressly designate a death beneficiary (“Beneficiary”) by completing and delivering a designation of beneficiary agreement (“Beneficiary Designation”) and delivering a copy of the Beneficiary Designation to the Company. In the event the Participant does not designate a Beneficiary, then the applicable state law shall determine succession.
10.    Release of Shares to Participant after Vesting
(a)    General Vesting and Release Timing. Subject to Section 10(b) hereof, as promptly as reasonably practicable (and generally within 30 days) after (i) the lapse of the Period of Restriction with respect to, and the resulting vesting of, all or any portion of the Restricted Shares (the “Vested Restricted Shares”) and (ii) the Company’s receipt of any required tax withholding in accordance with Section 8, the Company shall instruct its transfer agent to transfer such Vested Restricted Shares, less any deduction for Shares withheld to satisfy tax withholding obligations under Section 8, to an unrestricted account over which only the Participant (or, in the case of the Participant’s death, his or her Beneficiary or estate) has control.
(b)    Additional Release Conditions and Related Timing Impact. Notwithstanding the foregoing provisions of this Section 10, the Company will not be required to release or deliver any Vested Restricted Shares pursuant to this Section 10 prior to (i) completing any registration or other qualification of the Shares, which the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and (ii) obtaining any approval or other clearance from any federal or state governmental agency or body, which the Company determines in either case to be necessary or advisable. The Company has no obligation to obtain the fulfillment of the conditions specified in the preceding sentence. As a further condition to the release of any Vested Restricted Shares pursuant to this Section 10, the Company may require the making of any investment or other representation or warranty which the Company deems necessary or advisable under any applicable law or regulation, as provided in Section 7. Under no circumstances shall the Company delay the release of Vested Restricted Shares pursuant to this Section to a date that is later than 2-1/2 months after the end of the calendar year in which the Period of Restriction lapses, unless the release of such Shares would violate applicable federal or state securities law or any other applicable law, in which case the Company shall issue such shares as soon as administratively practicable (and not more than 30 days) after such issuance would no longer violate such laws.
11.    Participant’s Satisfaction of Applicable Stock Ownership Guidelines
At the time an applicable Period of Restriction lapses with respect to the Restricted Shares, if the Participant is subject to, and does not then satisfy, the Company’s Stock Ownership Guidelines for executives and directors, as may be amended and in effect from time to time and as set forth in the applicable section of the Company’s Corporate Governance Guidelines posted on the Company’s website or as otherwise established by the Committee (the “Stock Ownership

Guidelines”), the Participant shall continue to hold the Vested Restricted Shares released to the Participant pursuant to Section 10 hereof (net of Shares withheld for taxes) until such time thereafter as the Participant first or again satisfies the Stock Ownership Guidelines.
12.    Clawback Policy
Any grant of Restricted Shares under this Award Agreement or any other award granted or paid to the Participant under the Plan, whether in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units, stock or cash, is subject to recoupment or “clawback” by the Company in accordance with the Company’s Clawback Policy, adopted by the Company in 2023 and as the same may be amended and in effect from time to time.
13.    Additional Restrictive Covenants Applicable to the Participant
By executing and accepting this Award Agreement, and in consideration of the award of the Restricted Shares to the Participant, the Participant: (a) hereby agrees to comply with and be bound by the restrictive covenants contained in Appendix A (the “Restrictive Covenants”); (b) understands and acknowledges that (i) the grant of Restricted Shares pursuant to this Award Agreement, and (ii) any vesting or release of Vested Restricted Shares to the Participant, are expressly conditioned on and subject to the Participant’s continuing compliance with each of the Restrictive Covenants; and (c) understands and acknowledges that the Company may seek any and all available remedies for any non-compliance with the Restrictive Covenants, in addition to the forfeiture of any Restricted Shares or Vested Restricted Shares. The Restrictive Covenants are independent of and in addition to (not in replacement of) any covenants on the same or similar subjects to which the Participant may have previously agreed in any employment, confidentiality, non-solicitation, non-competition, severance, change in control, incentive compensation grant or award or other agreement to which the Participant is a party or by which he or she is bound, all of which other agreements shall remain in full force and effect.
14.    Indemnity
The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of any actual or alleged breach or failure of the Participant to comply with any representation, warranty, covenant or agreement made by the Participant to the Company in or pursuant to this Award Agreement. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with this Award Agreement (including the vesting of any Restricted Shares) or the Participant’s overall participation in the Plan.
15.    No Rights to Future Awards or Continued Employment
Nothing in the Plan or this Award Agreement creates any right for the Participant to receive, or any obligation on the part of the Company to grant to the Participant, any future awards of any kind under the Plan. In addition, nothing in the Plan or this Award Agreement confers any rights or obligations on the Participant to continued employment or service with the Company or any of its Affiliates or affects in any manner the right of the Company or its Affiliates or the Participant to terminate the Participant’s employment or service to the Company or any of its Affiliates at any time, subject to the terms of any employment agreement between the Participant and the Company or any of its Affiliates and any Plan terms applicable to Terminations for Good Reason.
16.    Changes in Shares

In the event of any change in the Shares as described in Section 4.04 of the Plan, the Committee will make appropriate adjustment or substitution in the number or kind of shares included within the Restricted Shares or the terms of this Award Agreement (taking into account the terms relating to stock dividends set forth in Section 5 hereof), all as provided in Section 4.04 of the Plan.
17.    Plan Terms; Committee Determinations; Other Interpretative Matters
All provisions of the Plan, including capitalized terms not otherwise defined herein, are incorporated herein and expressly made a part of this Award Agreement by reference. In the event of any conflict between any terms of this Award Agreement (before giving effect to any such incorporation of any such Plan provisions) and any provisions of the Plan, the Plan provisions shall govern and take precedence over any such conflicting terms of this Award Agreement. Any and all determinations made by the Committee under and as permitted by the Plan with respect to this Award Agreement or the Plan shall be conclusive, final and binding upon the Participant and any and all of his or her heirs, executors, administrators or others purporting to derive any rights or claims by or through the Participant. Except where otherwise specified or the context otherwise requires, (i) references such as “herein,” “hereto” or “hereof” refer to this Award Agreement in its entirety, including any and all Appendices hereto, (ii) “including” and similar references whenever used herein mean “including, without limitation,” and (iii) the descriptive headings of the Sections and, where applicable, subsections of this Award Agreement are inserted for convenience only and shall not affect the interpretation of this Award Agreement.
18.    Governing Law
To the extent not otherwise governed by the laws of the United States (including the Internal Revenue Code), this Award Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles thereof.
19.    Jury Trial Waiver
The Company and the Participant hereby knowingly, voluntarily, and irrevocably waive any right to a trial by jury of any dispute under or action relating to this Award Agreement and agree that any such dispute or action shall be tried before a judge sitting without a jury.
20.    Survival
The provisions of Sections 2, 3, 4, 7, 8, 9, 11 through 15 and 17 through 19, inclusive, and 21 of this Award Agreement and this Section 20, as well as the Restrictive Covenants contained in Appendix A hereto, will survive the expiration or termination of this Award Agreement, the vesting and release or forfeiture of any and all Restricted Shares pursuant hereto and/or any Termination of the Participant’s employment or service for any reason whatsoever.
21.    Counterparts
This Award Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same agreement.
________

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant have caused this Award Agreement to be executed as of the day and year first above written.

PARTICIPANT

Accepted by: [[SIGNATURE]]                Date: [[SIGNATURE_DATE]]

OLD NATIONAL BANCORP

By: _____________________________

APPENDIX A TO RESTRICTED STOCK AWARD AGREEMENT
(Restrictive Covenants)
1.    Definitions. When used in and for purposes of this Appendix A, the following capitalized terms have the respective meanings set forth below. Unless otherwise defined or redefined in this Appendix A, capitalized terms herein have the same respective meanings as set forth in the body of the Award Agreement.
"Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person, with “Control” and such similar terms meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities or similar ownership interests, by contract or otherwise.
“Business” means, collectively, the products and services provided by the Company, as the same may evolve or be changed from time to time, including but not limited to those involving the following core business areas: (i) community and/or commercial banking, including lending activities (whether individual/retail consumer loans or lines of credit or commercial loans, letters of credit and real estate or lease transactions), depositary activities, debit and ATM cards, merchant cash management, internet banking and other general banking activities; (ii) investment and brokerage services, including provision of investment advice and investment options; (iii) treasury services, including investment management, wholesale funding, interest rate risk, liquidity and leverage management and capital markets products or services (including interest rate derivatives, foreign exchange and bond financings); (iv) wealth management, including fiduciary and trust services, fee-based asset management, mutual fund management or other investment advisory services; (v) insurance agency services, including insurance brokerage services such as commercial property and casualty, surety, loss control services, employee benefits consulting and administration and personal insurance.
“Company” when used in and for purposes of this Appendix A means Old National Bancorp and its Affiliates, collectively or individually, as the same may exist at any particular referenced time or for any referenced historical “look-back” periods used in this Appendix A (“Look-Back Periods”) and shall include any predecessors or successors to any such entities; and “Employing Company” means the Company entity that was the employer of the Participant at the relevant time or for the relevant period. For illustrative purposes only: (i) as of the Grant Date, the Company includes Old National Bancorp, as the surviving corporation in the February 15, 2022 merger of First Midwest Bancorp, Inc. (“First Midwest”) and Old National Bancorp (the “Merger”), and Old National Bancorp’s subsidiaries; and (ii) as to any Look-Back Periods covering or extending in whole or in part into historical periods prior to the Merger, the Company includes First Midwest and its subsidiaries (and, with respect to any Participant who is a former employee of First Midwest or one of its subsidiaries, refers to and includes any pre-Merger periods of employment with or service to First Midwest or such subsidiary).
“Confidential Information” means any and all information of or relating to the Company or its Business (including Third-Party Confidential Information, as defined below) that is confidential, private, proprietary or otherwise not generally available to the public (including any and all trade secrets) or not generally known by or available to those engaged in the same or similar business, trade or industry as the Company, together with any and all tangible embodiments, copies, recordations or derivatives of any such information, including, without limitation, any and all reports, analyses, studies, plans, notes, summaries, communications, files, records or other documents or materials based on, derived from, excerpting, incorporating or otherwise reflecting, in whole or in part, any Confidential Information. All such information shall constitute “Confidential Information” (A) whether or not identified or labeled as confidential, (B) whether provided or made available to the Participant before or after the date of this Award Agreement, (C) whether (i) disclosed or made available to the Participant by the Company, (ii) created, authored, collected, compiled, prepared or otherwise developed by the Participant, other Company employees or any third parties in the course of or in connection with their services for the Company or for its benefit, or (iii) provided or made available to the Participant for the Company’s use, in trust or confidence (including pursuant to a legal, contractual, fiduciary or other duty of confidentiality), by any customers, clients, vendors, suppliers or other third parties having or considering a business or contractual relationship with the Company (“Third-Party Confidential Information”), and (D) regardless of the form, format, mode of disclosure or media in which it may be maintained, used or communicated (whether written, printed, verbal, visual, graphic, digital, electronic or otherwise and whether in tangible or intangible form (as when held in a Person’s mind or memory)). Without limiting the generality of the foregoing, “Confidential Information” includes information of the types described in any employment, confidentiality, restrictive covenant or award agreements between the Company and the Participant and in any Company confidentiality policies or guidelines applicable to the Participant.
“Covered Personnel” means any individual Person who as of the time in question is, or at any time within the two-year Look-Back Period prior thereto was, an employee or temporary or contract worker of, or other individual independent contractor to, the Company with whom the Participant had a supervisory or other working relationship during the Participant’s employment with the Company or about whom the Participant had knowledge or access to or use of Confidential Information relating to such Person’s position, responsibilities, performance or potential by virtue of the Participant’s employment by the Company.
“Customer” means any Person (or any Affiliate thereof) which (i) is a customer or client of any services or products of the Employing Company as of the time at which it is being determined (or, for or in respect of any post-Termination period, the date of the Participant’s employment Termination), (ii) was a customer or client of any services or products of the Employing Company at any time during the two-year Look-Back Period immediately prior thereto or (iii) otherwise was a Person with whom the Participant had direct contact on behalf of the Employing Company at any time during the period of the Participant’s employment with the Employing Company.
"Person” means any individual or any corporation, general or limited partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
“Prospective Customer” means any Person (or any Affiliate thereof) which, as of the time at which it is being determined (or, for or in respect of any post-Termination period, the date of the Participant’s employment Termination) or at any time during the two-year Look-Back Period immediately prior thereto, is or was the direct target or subject of sales or marketing activities by the Participant or is or was a Person that the Participant knew was a target of the Employing Company’s sales or marketing activities.
2.    Non-Solicitation of Customers and Employees. During the term of Participant’s employment with the Company and for one (1) year following Termination thereof, the Participant shall not, directly or indirectly, individually or jointly with any other Persons, (a) solicit or attempt to solicit in any manner, seek to obtain or service, or accept the business of, any Customer or Prospective Customer for any product or service of the type offered by the Company or competitive with the Company's Business, (b) request, advise or suggest, or otherwise induce or cause (or attempt to induce or cause) any customer, client, vendor, supplier, licensor, licensee or consultant, advisor or other business relation of or to the Company to terminate, reduce, limit, or change its business or relationship with the Company, or interfere with any such Person’s business or relationship with the Company, (c) request, encourage, induce or influence (or attempt to induce, influence or cause) any Covered Personnel to quit, leave or terminate their employment, temporary labor or independent contractor relationship or arrangement with the Company or solicit any such Covered Personnel for employment or engagement on behalf of any Person other than the Company, or (d) hire, employ or otherwise engage (whether as employee, part-time or temporary staff or labor, consultant, independent contractor or otherwise) any such Covered Personnel either directly or for or on behalf of any Person other than the Company.
3.Safeguarding, and Non-Use and Non-Disclosure, of Confidential Information.
a.Value and Importance of Confidentiality Protections. The Participant acknowledges and agrees that (i) by virtue of Participant’s employment, Participant will be given access to and use of Confidential Information, (ii) the Company has devoted (and will continue to devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company's Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Participant agrees that the preservation and protection of

Confidential Information is an essential part of Participant’s duties of employment and that, as a result of the Participant’s employment with the Company, Participant has a duty of fidelity, loyalty, and trust to the Company in safeguarding Confidential Information.

b.Confidentiality Covenants. At all times both during and after the Termination of the Participant’s employment with the Company: (i) the Participant will hold as strictly confidential, and take all steps necessary to protect and safeguard Confidential Information; (ii) the Participant will not, directly or indirectly, use, or otherwise employ any Confidential Information, except for such use as reasonably required in the ordinary course of Participant’s employment by the Company, and then solely during the term of such Company employment and exclusively for the Company’s benefit; and (iii) the Participant will not, directly or indirectly, disclose, distribute, communicate, disseminate or reveal any Confidential Information to any Person, except for such disclosure (A) to other Company employees who reasonably “need to know” the same to discharge their responsibilities to the Company, but only during the term of the Participant’s employment with the Company or (B) as legally required by any court or governmental agency (as by subpoena or similar mandatory legal process or court order), but only after prompt notice to the Company to permit it to seek a protective order or other confidential treatment of the Confidential Information being sought and then only to the extent any portions of such Confidential Information are legally required to be disclosed. The Participant shall follow all Company policies and procedures regarding Confidential Information and shall exercise utmost diligence and take any additional precautions necessary or appropriate under the particular circumstances to safeguard, and protect against any prohibited use or disclosure of, any Confidential Information.

c.Duration. The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential or protectable as a trade secret under applicable laws (except that such obligations shall continue if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of the Restrictive Covenants in this Appendix A) and, in the case of any Third-Party Confidential Information, for so long as the Company remains contractually or otherwise legally obligated to protect the same.

d.Exceptions. Notwithstanding the foregoing, nothing in this Appendix A prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, the Participant from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, pursuant to the federal Defend Trade Secrets Act of 2016: (i) an individual will not be held criminally or civilly liable under any federal or state trade secret laws for the disclosure of a trade secret that is made (A) in confidence, to a federal, state or local government official or to a lawyer, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other legal proceeding, if such filing is made “under seal” (meaning that it is not accessible to the public); and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4.    Remedies. The Company will suffer irreparable damage and injury and will not have an adequate remedy at law if the Participant breaches any provision of the Restrictive Covenants in this Appendix A. Accordingly, in addition to any and all other remedies that may be available to the Company, the Company shall be entitled to seek injunctive relief to prevent or halt actual, attempted or threatened breaches of the Participant’s Restrictive Covenants, or to enforce specifically their terms, without proving actual damages or posting any bond or other security. The rights and remedies of the Company set forth in this Appendix A and in this Award Agreement generally are cumulative with, and not exclusive or in lieu of, other rights and remedies available to the Company at law or in equity. In addition, the Company will retain the right to take appropriate disciplinary action against the Participant for violations of the Restrictive Covenants or any Company policies during the Participant’s employment by the Company. The existence of any claim or cause of action that the Participant has against the Company, whether predicated on this Award Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

5.    Periods of Noncompliance and Reasonableness of Periods. The Restrictive Covenants shall be deemed not to run during any periods of noncompliance by the Participant, the intention of the parties being to have such restrictions and covenants apply for the full periods contemplated by this Appendix A (including those specified following the Participant’s Termination of employment with the Company). The Company and the Participant acknowledge and agree that the Restrictive Covenants are reasonable in view of the nature of the Company's Business and the Participant's advantageous knowledge of and familiarity with the Company's Business, operations, affairs, Customers and Prospective Customers. The Restrictive Covenants are essential terms and conditions to the Company entering into this Award Agreement, and they shall be construed as independent of any other provision in this Award Agreement or of any other agreement between the Participant and the Company. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant as written, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The Participant and the Company hereby acknowledge the same and authorize any such court to strike or modify any such provision or part thereof, to permit enforcement of the Restrictive Covenants and this Award Agreement to the fullest extent permitted by law.
6.    Survival. The Restrictive Covenants shall survive termination or expiration of this Award Agreement and any Termination of the Participant’s employment with the Company.
7.    Reimbursement of Certain Costs. If the Participant breaches or threatens to breach any of the Restrictive Covenants in this Appendix A and the Company initiates legal action against the Participant and substantially prevails against the Participant in such action by enforcing such Restrictive Covenants or obtaining damages for such breaches, the Company shall be entitled to payment or reimbursement from the Participant of the Company’s reasonable costs and expenses in connection with such action (including reasonable attorneys' fees and disbursements, litigation costs and investigative and expert witness fees and costs).